Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-1A of our report dated September 7, 2011, relating to the financial statement of GMO U.S. Core Equity Series Fund, which appear in such Registration Statement. We also consent to the references to us under the headings “Investment Advisory and Other Services — Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings — Ongoing Arrangements To Make Portfolio Holdings Available” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 21, 2011